Exhibit 21.1 EMCORE Corporation subsidiaries* Name Corona Optical Systems, Inc., a Delaware corporation EMCORE Hong Kong, Limited, a Hong Kong corporation Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation EMCORE Optoelectronics (Beijing) Co., LTD, a Chinese corporation Aerospace Newco Holdings, Inc., a Delaware corporation Systron Donner Inertial, Inc., a Delaware corporation *As of December 3, 2021